Exhibit 10.9

SEPARATION AGREEMENT AND GENERAL RELEASE

DICK’S SPORTING GOODS, INC. (“Employer”) and Holly Tyson (“Employee”), enter into this Separation Agreement and General Release (this “Agreement”).

WHEREAS, Employee is employed by Employer as SVP, Chief Human Relations Officer;

WHEREAS, the Employee’s employment with Employer will terminate effective January 1, 2020 (the “Termination Date”);

WHEREAS, the Employee has agreed to provide the Employer with non-exclusive consulting services during the Consulting Period (defined below); and

WHEREAS, Employer is willing to provide Employee certain rights and benefits in exchange for a release of claims and other commitments.

NOW THEREFORE, and in consideration of the mutual promises contained herein, the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:

1.Definitions.

a.“Company” means: Employer and any entity that controls, is under common control with or is controlled by Employer, which includes without limitation Golf Galaxy, LLC.

b.“Releasees” means: the Company; the present or former directors, members, officers, shareholders, employees, affiliates, agents and advisors (including attorneys) of each entity constituting the Company; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the entities constituting the Company.

2.Termination of Employment.

a.The Employer timely paid or will pay Employee in accordance with its normal payroll and other procedures (or as otherwise required by law) for Employee’s work through the Termination Date, less all required tax withholdings and other deductions. Employee will receive this payment regardless of whether Employee signs or revokes this Agreement.

b.If Employee was enrolled in Employer’s medical benefit plans, Employee’s coverage under such plans shall cease as of Friday, January 31, 2020. As of the Termination Date, all of Employee’s other fringe benefits shall cease. Notwithstanding the foregoing, to the extent provided by the Consolidated Omnibus Budget Reconciliation Act, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee may be eligible to continue Employee’s group health insurance benefits subject to payment of the applicable premium.

3.Effective Date. This Agreement shall not become effective in any respect until the Revocation Period as set forth in Section 22(f) has expired without notice of revocation. In the absence of Employee’s revocation of this Agreement, the eighth day after Employee’s execution of this Agreement shall be the “Effective Date” of this Agreement.

4.Existing Agreement. The parties previously entered into a Non-Compete, Assignment of Inventions, and Confidentiality Agreement dated June 20, 2016 (the “Non-Compete Agreement”) relating to, among other things, confidentiality obligations and non-compete and non-solicitation restrictions applicable to Employee. The parties acknowledge and agree that the Non-Compete Agreement is binding and enforceable on the parties and remains in full force and effect until the Effective Date. From and after the Effective Date, the Non-Compete Agreement shall be superseded in its entirety by this Agreement.

5.Incentive Plans. If Employer achieves its company-wide performance metrics for its Fiscal Year 2019 Short-Term Incentive Program, Employer shall pay Employee the performance incentive bonus award in accordance with the terms of such program previously approved by the Employer’s Compensation Committee with respect to Employee (the “Performance Incentive”). In addition, if Employer achieves the applicable target sales growth metrics for 2019 under the Company’s 2019 Special Sales Growth Incentive Award plan, Employer shall pay Employee the 2019 Special Sales Growth Incentive Award (the “Sales Incentive”) in accordance with the terms of such plan previously approved by the Employer’s Compensation Committee with respect to Employee. The final amount of the Performance Incentive and Sales Incentive awards, if any, will be based on Employer’s audited financial statements for Fiscal Year 2019 and each is subject to Employer’s Compensation Committee certifying the Employer’s attainment of the applicable performance metrics. Subject to the foregoing, such payment(s) shall be made to Employee at a time determined by Employer in the ordinary course of business but no later than seventy (70) days after the last day of Fiscal Year 2019. In accordance with the Company’s 2012 Stock and Incentive Plan and provided Employee complies with the Employee’s consulting arrangement with the Employer following the Termination Date, as set forth in Section 24 of this Agreement, the Employee shall have “Continuous Status” (as that term is defined in the 2012 Stock Plan) and shall be a “Qualifying Employee” (as that term is defined in the 2017 performance share award agreement) through the Consulting Period and shall therefore be entitled to, among other benefits described therein, continued vesting (during the Consulting Period) of her Restricted Stock Awards, Performance Stock Awards, and Non-Qualified Stock Options granted to Employee prior to the Termination Date.

6.General Release and Waiver of Claims.

a.Employee irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, causes of action, suits and debts, of whatever nature, related in any way to Employee’s employment by any Releasee or termination thereof, occurring or accruing on or before the date Employee executes this Agreement, whether known or unknown, asserted or unasserted, that Employee now has, may have, or claims to have against Company or any of the other Releasees. This includes any and all such claims or causes of action that Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or entity on Employee’s behalf.

b.The release and waiver set forth in Section 6(a) includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to (and in each case as it may have been amended): the Age Discrimination in Employment Act (“ADEA”); the Older Workers’ Benefit Protection Act (“OWBPA”); the Civil Rights Act of 1991; the Family and Medical Leave Act; 42 U.S.C. Section 1981; Title VII of the Civil Rights Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Genetic Information Non-discrimination Act; the Occupational Safety and Health Act; the Equal Pay Act; and any common law claims, including but not limited to those alleging wrongful discharge, intentional or negligent infliction of emotional distress, breach of contract, promissory or equitable estoppel, discrimination, harassment, retaliation, defamation, invasion of privacy, negligence, breach of duty and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs. Employee acknowledges that he/she has not made and does not have any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

c.Notwithstanding Sections 6(a) and (b), the release set forth therein does not and is not intended to (i) release any claims that cannot be released by law, such as claims for workers compensation benefits(ii) preclude Employee from seeking a judicial determination of the validity of the release of Employee’s rights under the ADEA.

d.Notwithstanding Sections 6(a) and (b), nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee is waiving his/her right to receive any individual monetary relief from the Releasees resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any federal, state, or local government agency that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of the Company to engage in conduct protected by this Section 6(d), and Employee does not need to notify the Company that Employee has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

e.Notwithstanding Sections 6(a) and (b), the release, waiver and other provisions of this Agreement do not diminish or otherwise adversely impact any, vested benefits to which Employee might be entitled pursuant to any employee benefit plan maintained by Employer.

7.Termination of Employment. As of the Termination Date, Employee’s employment relationship with Employer shall be permanently and irrevocably severed.

8.Return of Company Materials and Property. All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if Employee authored or created them. Employee represents that Employee has returned to Employer any and all such documents and property, including, but not limited to, electronic and paper documents, software, equipment (including, but not limited to, mobile devices, computers and computer-related items), and all other materials or other things (including, but not limited to, identification and keys), as well as any copies, in whatever form except to the extent the same are needed to provide the consulting services during the Consulting Period (as hereafter defined). Upon expiration of the Consulting Period, all remaining materials will be returned by Employee.

9.Cooperation. During the Consulting Period and thereafter at the Company’s request, Employee shall be reasonably available to the Company and cooperate with the Company with respect to the investigation, defense or prosecution of matters that relate to any threatened, present or future claims or proceedings that involve the Company or the other Releasees and about which Employee reasonably may have knowledge. Employee acknowledges that providing such cooperation may include, without limitation, meeting with attorneys and other Company representatives to prepare for depositions or testimony and giving depositions and testimony. The Employer’s request for cooperation shall take into consideration Employee’s personal and business commitments and the amount of notice provided to Employee. Employer shall pay Employee’s reasonable costs and incidental expenses (including attorneys’ fees if reasonably necessary and legally permitted) incurred in connection with Employee’s performance of Employee’s obligations under this Section 9 at the request of the Company.

Employee will promptly complete and return any director and officer questionnaire or provide similar information, and execute any certifications, as may be requested by Employer in connection legal and regulatory requirements, including the requirements of the federal securities laws and the relevant national stock exchange, and Employer’s controls and procedures.
10.Confidentiality; Nondisclosure of Information; Assignment of Inventions.

a.Except as expressly permitted by Employer in writing or as required by law, Employee shall not at any time disclose to any person or entity or use for Employee’s own benefit or for the benefit of any person or entity other than Company, any proprietary or confidential information (“Confidential Information”) disclosed to, obtained by or developed by Employee during Employee’s employment by Company. For purposes of this Agreement, the term Confidential Information shall include, but not be limited to, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized, pertaining to: any trade secret; confidential or non-public information (including, but not limited to, any materials or information Company designates as being proprietary or confidential); knowledge or data, whether of a technical or commercial nature; sales or production records or data; long and short term goals; license arrangements and terms; confidential matters concerning private label brand offerings; records or records databases; ledgers; business correspondence; memoranda; programs; product or service pricing and pricing policies; business development plans; products and technologies; designs; product tests; manufacturing costs; sales and marketing plans; research and development plans; formulas; Inventions (as defined in Section 10(c)); trademarks; patents and patent filings; technical information; copyrighted material or other intellectual property; financial statements; financial plans or other financial information; tax information; proprietary software; personnel information and files; engineering and tooling records and data; managerial and operational policies; ideas; plans; methods; practices and procedures; vendor and/or supply arrangements; techniques; vendor or supplier lists; marketing strategies; customer lists; customer records and other information regarding customers; other confidential business information related to the conduct or strategy of the business of Company and other information relating to the business of Company that is not known generally to the public or in the industry; the terms of Section 11 of this Agreement; and confidential information of third parties that Company has received and is required to keep confidential.

b.Employee is aware of the restrictions imposed by federal and state securities laws on a person possessing material, non-public information. Employee further acknowledges that the disclosure of any material, non-public information to another person who would or does conduct trades in any securities while in possession of any material, non-public information is a violation of law, which could subject Employee and persons to whom the information was disclosed to civil and criminal penalties under the securities laws of the United States.

c.Any and all inventions, products, technologies, records, drawings, documentation, discoveries, improvements, processes, formulae, methods, techniques, designs,

devices, apparatuses, practices, content, creative works of authorship, computer programs (including source and object code), databases or styles, concepts, ideas, or other Confidential Information, whether or not patentable or copyrightable (collectively referred to as “Inventions”) written, made, conceived, first reduced to practice, edited, amended, developed or created by Employee, alone or in conjunction with others, during regular hours of work or otherwise, during Employee’s term of employment by Employer, that may be directly or indirectly useful in or related to the business of, information of, technology of, investigations or tests being carried out by the Company, are the exclusive property of the Company. Employee hereby assigns the entire right, interest, and title to all Inventions to the Company or any party designated by the Company and will, upon Employer’s request, whether before or after the Termination Date, execute all documents, including, without limitation, patent and copyright applications and registrations, necessary or advisable in the opinion of Employer or its counsel to direct issuance of any type of intellectual property right to the Company with respect to Inventions that are the exclusive property of the Company under this Section 10(c) or to vest in the Company title to such Inventions and shall perform any and all further acts deemed reasonably necessary or desirable by the Company in order to confirm, realize the benefits of, or enforce rights herein granted and assigned by Employee to the Company. The expense of securing any such intellectual property right shall be borne by Employer. Employee will keep confidential and will hold for the Company’s sole benefit any Invention that is to be the Company’s exclusive property under this Section 10(c) for which no intellectual property right is issued. Employee waives and irrevocably quitclaims to the Company, to the extent permitted by law, any and all rights of any nature whatsoever, which Employee now has or hereafter may have for infringement of any and all proprietary rights assigned to Company.

d.If Employee is compelled by applicable law or governmental regulation or compulsory legal process to disclose Confidential Information, as defined in Section 10(a), Employee must notify Employer in advance and in writing via hrsolutions@dcsg.com, as soon as Employee is aware that disclosure is or may be required or appropriate, of the nature of any such proposed disclosure and the persons or entities to which such disclosure is proposed to be made, so that Employer has the opportunity to take such action as it deems necessary to protect its Confidential Information as defined in Section 10(a).

11.Confidentiality of Agreement.

a.Employee agrees that the negotiation of the terms and conditions of this Agreement are confidential. Except as expressly permitted by Employer in writing, and except for disclosures to Employee’s legal and financial advisors and members of Employee’s immediate family, each of whom shall first agree to the same confidentiality restrictions, Employee shall not disclose to any person or entity the circumstances surrounding Employee’s separation from Employer, and Employee shall take reasonable steps necessary or appropriate to cause the members of Employee’s family and Employee’s advisors to abide by such disclosure restriction. Employee understands and agrees that nothing in this Agreement encompasses (or places any restriction upon Employee’s discussions regarding) employee wages, employee benefits, payroll information and other terms and conditions of employment, other than the terms of this Agreement, nor does anything in this Agreement interfere with in any way, restrict or impede any right any employee may have to engage in activity protected by Section 7 of the National Labor Relations Act without fear of retaliation, and/or any state or local laws protecting, for example, an employee’s right to discuss wages, terms and conditions of employment, etc.

b.Notwithstanding the foregoing, this Agreement does not prohibit Employee from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 6(c) or (d).

12.Non-Disparagement. Employee shall not make any disparaging or negative comments, whether oral or written, about the Company or any other Releasees and shall take reasonable steps necessary or appropriate to cause the members of Employee’s family and Employee’s advisors to abide by such disclosure restriction. Employer shall direct its Chief Executive Officer, President, Chief Financial Officer, and General Counsel not make or direct or encourage others to make any disparaging or negative comments, whether oral or written, about the Employee and shall take reasonable steps necessary or appropriate to cause such individuals to abide by such disclosure restriction. This provision does not prohibit Employee or Employer from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim to enforce this Agreement or permitted to be brought by Employee under Sections 6(c) or (d).

13.Covenants Regarding Competition and Employees.

a. In exchange for the consideration provided in Section 5, beginning on the Effective Date and continuing until the earlier of (i) eighteen (18) consecutive months from the date Employee’s employment ends with Employer (the “Termination Date”) and (ii) if Employee has been employed continuously by one or more Company entities for a total period of less than eighteen (18) months, an amount of time following the Termination Date equal to such shorter period of employment (the “Restrictive Period”), Employee specifically agrees that Employee shall not:

(i) directly or indirectly, own, manage, control, aid, assist, participate in, be a consultant to, render services for, accept a position with, be employed by, or otherwise be involved in any manner with the ownership, management, operation or control of any (i) Sporting Goods Provider (as defined below) that conducts operations anywhere within the United States and/or in any other country in which Company conducts retail operations or has plans to conduct retail operations within eighteen (18) months following the Termination Date (the “Sporting Goods Restricted Area”), (ii) Team Dealer (as defined below) that conducts operations anywhere within the Sporting Goods Restricted Area or (iii) Sports Software Provider (as defined below) that conducts operations anywhere in the world (the “Provider Restricted Area” and together with the Sporting Goods Restricted Area, the “Restricted Area”) ((i) and (ii) collectively, the “Restricted Business”); or

(ii) induce, solicit or assist in any way in encouraging, directly or indirectly, any person who is a Company employee to terminate such employment relationship, otherwise assist in the recruitment of a Company employee to accept employment or an engagement with another entity or hire or otherwise retain the services of a Company employee. For purposes of this Section 13(a)(ii), a Company employee means any person who is a Company employee at any time during the period commencing three (3) months prior to the Termination Date and ending on the last day of the Restrictive Period.

b. The term “Sporting Goods Provider” means any of the following:

(i) any entity listed on Appendix A, regardless of whether such entity falls within the other categories listed in this definition;

(ii) any entity that sells direct to consumers through 15 or more stores and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales; for purposes of this definition “Sporting Goods” includes each of the following: (A)

hard or soft line sporting goods and equipment (including, without limitation, team sports goods and equipment, bicycles and exercise equipment); (B) sports or athletic footwear or apparel; (C) hunting, fishing, camping or outdoor apparel, gear, accessories, equipment or other products (including, without limitation, long guns/hunting rifles and ammunition); and (D) golf clubs, golf equipment, golf apparel, golf accessories or golf services;

(iii) any entity that sells direct to consumers through the Internet and/or catalogs, and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales;

(iv) any entity that employs or retains Employee to perform services materially related to Sporting Goods and has aggregate sales to consumers through any combination of stores, the Internet and/or catalogs in excess of $500 million per year;

(v) if Employee was, within two (2) years of the Termination Date, part of Company’s merchandising, planning or product development department, any entity (A) from or to which Company licenses a brand for the purpose of manufacturing and/or distributing products or (B) that supplies products to Company if Company’s sales of such entity’s products are in excess of $20 million per fiscal year (as measured in Company’s most recently completed full fiscal year as of the Termination Date); and

(vi) if Employee was, within two (2) years of the Termination Date, part of Company’s real estate department or the market research group supporting Company’s real estate department, any brokerage firm or similar entity that, within the one (1) year period prior to the Termination Date, has represented or otherwise provided real estate brokerage or similar services to Company or, to employee’s knowledge after due inquiry, to any entity covered by clause (i) or (ii) above.

c. The term “Team Dealer” means any of the following:

(i) Any entity listed on Appendix A, regardless of whether such entity falls within the other categories listed in this definition; and

(ii) Any entity whose primary services include, but are not limited to, the sale and/or decoration of team uniforms, equipment and/or fan wear.

d. The term “Sports Software Provider” means any of the following:

(i) any entity listed on Appendix A, regardless of whether such entity falls within the other categories listed in this definition;

(ii) any entity that develops or provides amateur sports association, governing body, league, team, coach, player or fan productivity services, including, but not limited to sports association operating platforms, event, team or player registration, team management tools (including, but not limited to, scheduling, game statistics, payment services, webpage hosting and design, and payment services), team, coach, player or fan communication tools, equipment, teamwear and fanwear purchasing tools, and other sports related productivity services; and

(iii) any entity that sells direct to consumers through an online sporting event, league or team management software solution.

e. With respect to the terms “Sporting Goods Provider,” “Team Dealer” and “Sports Software Provider,” each entity identified in those terms shall include (A) its successors and assigns (whether by sale, merger, consolidation, name change, or otherwise), (B) any entity that controls, is under common control with or is controlled by such entity and (C) any division, affiliate, subsidiary or franchisee of any such entity or of any entity covered by the immediately foregoing clauses (A) and (B); further, for purposes of any sales determinations or store counts required by the definition, the sales and stores of the entities covered by the immediately foregoing clauses (A), (B) and (C) shall be aggregated with those of the entities identified above in clauses (i) through (vi).

f. Employee acknowledges that the Restricted Area is reasonable because of Company’s business, its customers and the products that it sells, where it sells them and how it sells them, including without limitation that Company’s sales are not limited by state boundaries, Company competes with entities offering products for sale via the Internet and catalog, and Company conducts or intends to conduct retail and sports software operations throughout the United States and in the future, in additional jurisdictions. Employee acknowledges and agrees that Employee’s abilities and skills are readily useable in a variety of capacities in most geographic areas such that the restrictions in this Section 13 do not unreasonably restrict Employee with respect to seeking employment elsewhere in non-competitive ventures should Employee’s employment with Company end. If a court of competent jurisdiction determines that one or more of the provisions of this Section 13 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Section 13 enforceable.

g. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded.

14.Breach by Employee.

a.Employee understands and acknowledges that during the course of employment by the Company, Employee has had access to and learned about the Company’s Confidential Information as defined in Section 10(a). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee will cause immediate and irreparable harm to the Company, including, but not limited to potential financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Additionally, both parties hereto recognize that the Employee’s position with the Company required skills of a special, unique and of extraordinary character, that Section 13 of this Agreement is necessary for the Company to maintain its competitive position, and that any breach of Section 13 of this Agreement will cause immediate and irreparable harm to the Company. Employee agrees that in the event that Employee comes to believe that any provision of this Agreement is not enforceable for any reason, particularly Sections 10 and 13, Employee will not act in violation of any such provision until such time as a court of competent jurisdiction enters a final judgment with respect to enforceability. Accordingly, for all of the reasons outlined in this Section 14, if Employee hereafter fails to comply with the restrictions and obligations imposed upon Employee under this Agreement, the Company will not have an adequate remedy at law. It is agreed that under such circumstances, the Company, in addition to the right to terminate the payment of any amounts due to Employee hereunder and any other rights that it may have, whether at law, in equity or otherwise, shall be entitled to injunctive relief to enforce any such restrictions and obligations without the necessity of the Company to post a bond, and that in the event any actual proceedings are brought in equity to enforce any such restriction or obligation, Employee shall not raise as a defense that there is an adequate remedy at law. Employee hereby consents to the issuance of such injunction. In the event that the Company obtains an injunction, order, decree or other relief, in law or in equity, Employee shall reimburse the Company for all costs and expenses associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit. Employee’s restrictions and obligations as set forth in Sections 10 and 13 shall be in addition to any restrictions imposed upon Employee by statute or common law. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for any such failure or threatened failure, including without limitation termination of payments and recovery of damages from Employee. Further, in the event of a breach or violation by Employee of any of the provisions of this Agreement, the term thereof, as the case may be, shall be tolled until such breach or violation has been fully cured.

b.Employee will provide Employer with such information as Employer may from time to time reasonably request to determine Employee’s compliance with Sections 10 and 13 of this Agreement. Employee authorizes Employer or its agents to contact Employee’s future employers and other persons or entities with which Employee has any business relationship to determine Employee’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and other persons or entities. Employee releases the Company and the other Releasees from all liability for any damage arising from any such contacts or communications. The foregoing is in addition to, but not in lieu of, any and all rights the Company may have at law or in equity in the event of a breach of this Agreement by Employee.

c.If Employee breaches or threatens to breach any provision of this Agreement, all obligations of the Company hereunder shall cease immediately.

15.Non-Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for the release described herein shall be deemed at any time as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

16.Medicare Disclaimer. Employee represents that Employee is not a Medicare beneficiary as of the time Employee enters into this Agreement.

17.Governing Law; Personal Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law. Employee irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement or related to Employee’s employment with or termination from Employer (whether such action arises under contract, tort, equity or otherwise). Employee irrevocably waives any objection that Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in such courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

18.Jury Trial Waiver. In consideration of this Agreement, and the consideration provided under it, Employee irrevocably and unconditionally agrees not to elect a trial by jury and knowingly, intelligently and voluntarily waives all rights Employee has or may have had, but for this Agreement, to trial by jury in any proceeding, dispute, controversy or claim arising from or related to this Agreement or related to Employee’s employment with or termination from the Employer (including any claim arising under any provision of state, federal, common or local law), and Employee agrees to try any such claims brought by him/her in a court or tribunal without use of a jury.

19.Severability. If a court of competent jurisdiction or an arbitration panel determines that any provision of this Agreement is invalid, illegal, or incapable of being enforced, then the parties request that such court or panel modify or reform such provision in order to render such provision not invalid, illegal, or incapable of being enforced and then enforce the provision as modified. If any provision of this Agreement is conclusively determined by a final judgment not subject to appeal to be prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction.

20.Binding Effect; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. The rights and obligations of Employee under this Agreement are personal to Employee and may not be assigned, transferred or delegated by Employee to any other person or entity. This Agreement shall be assignable by Employer, whether by operation of law or otherwise.

21.Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties hereto, and, unless otherwise specified, fully supersedes any prior agreements or understandings between the parties. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

22.Reasonable Opportunity to Review, Acceptance and Revocation, and Other Acknowledgments.

a.Employee acknowledges that Employee has carefully read and fully understands the provisions of this Agreement, that Employee has had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that Employee’s acceptance of the terms of this Agreement is both knowing and voluntary.

b.Employee acknowledges that, except for the (i) wages to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2; (ii) incentive payments described in Section 5; (iii) consulting fee to be paid during the Consulting Period as set forth below; and (iv) right to continued vesting of Employee’s Restricted Stock Awards, Performance Stock Awards, and Non-Qualified Stock Options during the Consulting Period, as described in Section 5 and Section 24; the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;

c.Employee represents and acknowledges that (i) Employee has not filed any claims, complaints, or actions of any kind against the Releasees with any court or federal, state, or local government agency; (ii) Employer has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries; and (iii) the agreement to pay Employee a fee during the Consulting Period under Section 24 are things that Employee is not entitled to receive in the absence of this Agreement.

d.Employee is hereby advised in writing to consult with a lawyer of Employee’s choosing, and Employee hereby acknowledges that Employee understands that right and has been provided with an opportunity to consult with a lawyer of Employee’s choosing regarding Employee’s lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.

e.Employee has been given twenty-one (21) days to consider the terms of this Agreement before signing this Agreement. If Employee executes this Agreement prior to the expiration of the 21-day period, Employee acknowledges that Employee does so solely because Employee already fully and carefully considered this Agreement before signing it. If the terms or form of this Agreement are revised or modified prior to the expiration of such 21-day period, such revision or modification shall not restart that 21-day period. The offer set forth in this Agreement shall expire within 21 days of the Termination Date. If Employee does not execute and return this Agreement to Employer within such 21-day period, Employee’s submission of the signed Agreement to Employer following the expiration of the 21-day period for acceptance shall be of no force and effect.

f.Employee may revoke this Agreement, including without limitation the release and waiver of claims under the ADEA, by delivering a written revocation to John Hayes, General Counsel, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108, within seven (7) days after executing this Agreement (the “Revocation Period”).

g.Employee understands that Employee’s release of his/her ADEA claims does not apply to rights and claims that may arise after the date on which Employee executes this Agreement.

23.Internal Revenue Code Section 409A Compliance.

a.For purposes of Section 409A of the Internal Revenue Code, if applicable, each payment to Employee under this Agreement shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date (or, if later, the 15th day of the third month following the end of the Company's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Employee shall have no right to designate the date of any payment under this Agreement.

b.With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a "specified employee" (as defined in Section 409A and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6)-month anniversary of the date of termination.

c.Notwithstanding anything to the contrary in this Agreement, the Amended & Restated Officers’ Supplemental Savings Plan (the “AROSSP”), or any other agreement between the Employer and the Employee or any other pension, incentive, or other benefit plan documents, for the purposes of administering the AROSSP, the date of Termination of Employment, as defined in Section 1.30 of the AROSSP, shall be the date on which the

Consulting Period (as defined in Section 24 of this Agreement) terminates for any reason or 6 months following the end of the Consulting Period if Employee is considered a “specified employee.”

24.Consulting Agreement. Commencing on the Termination Date and continuing through the earlier of (a) the 30th day following the date in which Employee provides written notice of her intention to terminate this consulting arrangement; or (b) April 30, 2020 (the “Consulting Period”), Employee shall be engaged by Employer as an independent consultant to perform non-exclusive consulting services for Employer as requested by Employer during the Consulting Period including (i) assistance in the transition of Employee’s duties; (ii) cooperation with Employer with respect to matters in which Employee was engaged prior to the Termination Date as set forth in Paragraph 9 hereof, and (iii) such other consulting work as may be agreed during the Consulting Period. In consideration of the consulting services provided hereunder, Employer shall pay Employee a consulting fee of $39,591.67 per month during the Consulting Period payable in bi-weekly installments of $18,273.08. Employee acknowledges that Employer will issue a form 1099 for the consulting services and Employee will be responsible for all taxes payable in connection therewith. For the avoidance of doubt and in accordance with Section 5 of this Agreement, Employee shall be entitled to, among other benefits described in the 2012 Stock Plan, continued vesting (during the Consulting Period) of her Restricted Stock Awards, Performance Stock Awards and Non-Qualified Stock Options granted to Employee prior to the Termination Date. Further, Employee is free to seek, accept and partake in other full-time employment during the Consulting Period; provided that such activities do not interfere or conflict with the performance of Employee’s duties and responsibilities hereunder.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The parties, agreeing to be legally bound hereby, knowingly and voluntarily sign this Agreement.

HOLLY TYSON	DICK’S SPORTING GOODS, INC.
/s/Holly Tyson	/s/Lauren Hobart
Lauren Hobart President
Date:11/04/19	Date: 11/04/19

Appendix A*

Sporting Goods Providers

•Academy, Ltd.
•Amazon, Ltd.
•Bass Pro, Inc. and Bass Pro Outdoor World, L.L.C.
•Big 5 Sporting Goods Corporation
•Cabela’s Inc.
•Canadian Tire Corporation, Limited and FGL Sports Ltd. (e.g., Sport Chek, Hockey Experts, Sports Experts, National Sports, Intersport, Pro Hockey Life and Atmosphere)
•City Sports, Inc.
•Dunham’s Athleisure Corporation (Dunham’s Sports)
•Fanatics, Inc. FansEdge and Fanatics Authentic
•Foot Locker, Inc. (e.g., Foot Locker, Lady Foot Locker, Kids Foot Locker, Footaction, Champs Sports, Eastbay and CCS)
•Gander Mountain Company
•Gap, Inc. dba Athleta
•Golf & Tennis Pro Shop, Inc. (PGA Superstores)
•Henry Modell & Company, Inc. (Modell’s)
•Hibbett Sports, Inc.
•L.L. Bean, Inc.
•lululemon athletica Canada, Inc.
•Michigan Sporting Goods Distributors Inc. (MC Sports)
•OSC Sports, Inc. (Olympia Sports)
•Recreational Equipment, Inc. (REI)
•Scheels All Sports, Inc.
•Sportsman’s Warehouse, Inc.
•The Finish Line, Inc.
•UFA Co-operative Limited (e.g., Wholesale Sports Outdoor Outfitters)
•Varsity Brands, Inc. (e.g., BSN Sports)
•Versa Capital Management, LLC (Vestis Retail Group, LLC, Bob’s Stores, Eastern Mountain Sports, Inc. (EMS), Sports Chalet, Inc.)
•Worldwide Golf Enterprises, Inc. (e.g, Roger Dunn Golf Shops, The Golf Mart, Van’s Golf Shop, Golfer’s Warehouse, Edwin Watts Golf Shops, Uinta Golf, Worldwide Golf Shops)

Team Dealers

•Eurosport
•BSN Sports
•Sports Endeavors (Soccer.com)
•Squad Locker

Sports Software Providers

•Active Network, including, but not limited to, eteamz and LeagueOne
•Blue Star Sports, including but not limited to, Bonzi, Goalline Solutions, PointStreak, and League Lineup
•Demosphere
•Got Soccer
•League Apps

•Sports Illustrated (SI) Play, including, but not limited to, League Athletics, Sports Signup and iScore
•Sports Engine, including but not limited to Kyck, Rally Up, and Team Unify
•Team App
•Team Snap

* As described in the definition of “Sporting Goods Provider,” “Team Dealer” and “Sports Software Provider” this list includes, with respect to each entity listed above, (A) its successors and assigns (whether by sale, merger, consolidation, name change, or otherwise), (B) any entity that controls, is under common control with or is controlled by such entity and (C) any division, affiliate, business unit, subsidiary or franchisee of such entity or of any entity covered by the foregoing clauses (A) and (B).